SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 21, 2003 (January 17, 2003)

Corrections Corporation of America

(Exact name of registrant as specified in its charter)

Maryland	0-25245	62-1763875

(State or other jurisdiction of	(Commission File	(I.R.S. Identification
incorporation)	Number)	Number)

10 Burton Hills Boulevard, Nashville, Tennessee 37215

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (615) 263-3000

Not Applicable

(Former name or former address, if changed since last report)

ITEM 5. Other Events.
ITEM 7(c). Exhibits.
SIGNATURES
EXHIBIT INDEX
AGREEMENT OF SALE AND PURCHASE
PRESS RELEASE

ITEM 5. Other Events.

Purchase of Crowley County, Colorado Correctional Facility.

Corrections Corporation of America, a Maryland corporation (“CCA” or the “Company”), announced that it, through a wholly owned subsidiary, has purchased the Crowley County Correctional Facility, a 1,200 bed medium security adult male prison facility located in Olney Springs, Crowley County, Colorado, from a subsidiary of Reckson Associates Realty Corporation (“Reckson”) for a cash purchase price of approximately $47.5 million. The facility, which was constructed in 1998, currently houses approximately 985 inmates from the States of Colorado and Wyoming. As part of the transaction, CCA also acquired the management contracts related to the facility and its wholly owned operating subsidiary took over management of the facility effective January 18, 2003.

CCA paid the purchase price through $30.0 million in borrowings under its senior bank credit facility pursuant to an expansion of its existing $565.0 million term loan B facility by a like amount, with the balance of the purchase price satisfied with cash on hand.

The text of sale and purchase agreement entered into by CCA and certain subsidiaries of Reckson is included as Exhibit 10.1 hereto and is incorporated herein in its entirety by reference. The press release issued by CCA on January 21, 2003 announcing the purchase is filed herewith as Exhibit 99.1 and is incorporated herein in its entirety by reference.

ITEM 7(c). Exhibits.

The following exhibits are filed as part of this Current Report:

Exhibit
Number	Description of Exhibits

10.1	Agreement of Sale and Purchase, dated as of November 21, 2002, (as amended) by and between CCA and certain subsidiaries of Reckson, and related Designation of Affiliate letter by CCA.

99.1	Press Release.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the undersigned Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 21, 2003	CORRECTIONS CORPORATION OF AMERICA

	By:	/s/ Irving E. Lingo, Jr.
	Its:	Executive Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

10.1	Agreement of Sale and Purchase, dated as of November 21, 2002, (as amended) by and between CCA and certain subsidiaries of Reckson Associates Realty Corporation, and related Designation of Affiliate letter by CCA.

99.1	Press Release.